Exhibit 99.1

FirstBingo.com Reports Interactive Media Results

Toronto, June 07, 2005 - FirstBingo.com (OTCBB: FBGO), Mr. Richard Wachter, President of FirstBingo.com announces today that the results are in from Part One of a three tiered marketing campaign for FirstBingo.com which ran from April 25 - May 21, 2005.

The interactive internet media results have been tabulated by 24/7 Canada Inc., one of Canada's leading Internet marketing solutions companies.

"With their one-stop, Point of Contact approach it enabled us to run dozens of ad campaigns across many high- performing web sites of which many were available exclusively only through 24/7 Canada and at the same time generate over Two Hundred and Ten Thousand click throughs directly to www.triviabingo.com", stated Mr. Wachter.

FirstBingo.com, is currently engaged in the production and customization of an innovative and exciting new corporate marketing and advertising tool. FirstBingo.com specializes in the development and production of multimedia properties, most notably an innovative and exciting internet/television game show called TriviaBingo. The company's solution combines the skill testing question aspect of trivia with the excitement and popularity of bingo. By participating online, members can compete for the opportunity to appear on TV TriviaBingoTM, the television version of the game.

For further information please contact FirstBingo.com at 1-800-381-5272 or visit the company's Website at: www.firstbingo.com.

This press release contains "forward-looking" statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended, and is subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging company. Actual results could differ materially from those projected in the forward-looking statements as a result of risk factors discussed in FirstBingo.com reports that will be on file with the US Securities and Exchange Commission.